CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

     We have issued our report dated January 17, 2000 (except for note 2, as to which the date is February 14, 2000) accompanying the consolidated financial statements of National Penn Bancshares, Inc. and Subsidiaries appearing in the 1999 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 1999 which is incorporated by reference in this Pre-Effective Amendment No. 1 of the Registration Statement (File No. 333-45590) and Proxy Statement/Prospectus. We consent to the incorporation by reference in this Registration Statement and Proxy Statement/Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP
Philadelphia, Pennsylvania
October 18, 2000